Exhibit j under Form N-1A

Exhibit 23 under Item 601/Reg S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Trustees of

Federated Insurance Series Trust

We consent to the use of our reports dated February 14, 2014, with respect to the financial statements of Federated Prime Money Fund II, Federated Quality Bond Fund II, Federated Managed Tail Risk Fund II, Federated Managed Volatility Fund II, Federated Fund for U.S. Government Securities II, Federated High Income Bond Fund II and Federated Kaufmann Fund II, each a portfolio of Federated Insurance Series Trust, as of December 31, 2013, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

April 23, 2014

‘